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                                                                    Exhibit 3(b)
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                               STATE of DELAWARE
                          CERTIFICATE of AMENDMENT of
                         CERTIFICATE of INCORPORATION

 .    First: That a meeting of the Board of Directors of SBM Industries, Inc.
     resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and directing that the proposed amendment be presented to the shareholders of said corporation for consideration thereof at the 1999 Annual Meeting of Shareholders. The resolution setting forth the proposed amendment is as follows: Resolved, that Article 1 of this Corporation=s Certificate of Incorporation be amended to read as follows:

          1: The name of the Corporation is Star Struck, Ltd.

 .    Second: That thereafter pursuant to resolution of its Board of Directors at the 1999 Annual Meeting of the Shareholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

 .    Third: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

 .    Fourth: That the capital of said corporation shall not be reduced under
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          or by reason of said amendment.

Dated:  May 2, 1999       BY:       /s/ Peter Nissleson
                             -------------------------------------------------
                                    (Authorized Officer)


                    NAME:   Peter Nisselson, President and Secretary
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